UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2014

Apollo Senior Floating Rate Fund Inc.

(Exact name of registrant as specified in its charter)

Maryland	811-22481	27-3581739
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

9 West 57th Street

New York, New York 10019

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 515-3200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Repayment of Existing Credit Facility, Redemption of Series A Preferred Stock and Entry into New Credit Facility

On May 15, 2014, Apollo Senior Floating Rate Fund Inc. (the “Fund”) repaid in full its existing credit facility (the “Existing Credit Facility”) with Wells Fargo Bank, National Association (“Wells Fargo”) in the aggregate amount of $122,704,615.39 and redeemed all of its Series A Preferred Stock issued to Wells Fargo in the aggregate amount of $30,680,000. The same day, the Fund entered into a new credit facility (the “New Credit Facility”) with JPMorgan Chase Bank, N.A. (“JPM Chase”), as lender and as administrative agent. The Fund may borrow under the New Credit Facility up to $149,269,000 on a revolving basis until May 14, 2016. Any loans outstanding under the New Credit Facility must be repaid in full by May 15, 2016. The Fund may, with respect to each loan under the New Credit Facility, elect to apply a London Interbank Offered Rate (“LIBOR”) based rate or an alternative base rate. With respect to LIBOR-based loans, the Fund may also elect an interest period of 1, 2, 3 or 6 months. The LIBOR-based loans will bear interest at the LIBOR-rate, depending on the elected interest period, plus a compounding applicable margin at 1.20%. Alternative base rate loans will generally bear interest at the highest of (i) the federal funds rate plus 0.50%, (ii) 1-month LIBOR plus 1.00% and (iii) JPM Chase’s prime rate. The New Credit Facility contains customary affirmative and negative covenants, including limitations on debt, liens and restricted payments, as well as certain portfolio limitations and customary prepayment provisions, including a requirement to prepay loans or take certain other actions if certain asset value tests are not met.

Currently, the Fund has drawn $149,269,000.00 under the New Credit Facility, at a 3 month LIBOR-based interest rate, plus a compounding applicable margin at 1.20%.

Apollo Credit Management, LLC, an affiliate of Apollo Global Management, LLC, is the Fund’s investment adviser.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 27, 2014	APOLLO SENIOR FLOATING RATE FUND INC.

/s/ Joseph D. Glatt
Joseph D. Glatt

Secretary and Chief Legal Officer